UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SQUARE, INC.

(Name of Registrant as Specified In Its Charter)

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SQUARE, INC.

1455 MARKET STREET, SUITE 600

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Tuesday, June 19, 2018

Dear Stockholders of Square, Inc.:

We cordially invite you to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of Square, Inc., a Delaware corporation, which will be held virtually on Tuesday, June 19, 2018, at 8:00 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2018, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect four Class III directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve, on an advisory basis, the compensation of our named executive officers;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 24, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 24, 2018 are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our headquarters located at 1455 Market Street, Suite 600, San Francisco, California 94103. The stockholder list will also be available online during the Annual Meeting. Further information regarding voting rights, the matters to be voted upon and instructions to attend the Annual Meeting is presented in the accompanying proxy statement.

The accompanying proxy statement and our annual report can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We appreciate your continued support of Square.

By order of the Board of Directors,

Jack Dorsey

President, Chief Executive Officer and

Chairman of the Board

San Francisco, California

April 27, 2018

SQUARE, INC.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Tuesday, June 19, 2018

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of Square, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Tuesday, June 19, 2018, at 8:00 a.m. Pacific Time. The Annual Meeting will be a completely virtual meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2018, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 27, 2018 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of four Class III directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Randy Garutti, Mary Meeker, Naveen Rao and Lawrence Summers as Class III directors;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock as of the close of business on April 24, 2018, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were

289,167,010 shares of our Class A common stock outstanding and 111,183,510 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee, whether as a result of a withhold vote or a broker non-vote (described below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.

•	Proposal No. 3: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. To the extent there are any broker non-votes, they will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 18, 2018 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 18, 2018 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or

•	by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/SQ2018, where you may vote and submit questions during the meeting. Please have your Notice or proxy card in hand when you visit the website.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Square, Inc., in writing, at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/SQ2018. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jack Dorsey, Sarah Friar and Sivan Whiteley have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting pursuant to our amended and restated bylaws, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 27, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive proxy materials for this Annual Meeting or future meetings of stockholders in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by such beneficial owners. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you. We refer to the absence of a vote, including on a non-routine proposal, where the broker has not received instructions as a “broker non-vote.”

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Square, Inc.

Attention: Investor Relations

1455 Market Street, Suite 600

San Francisco, California 94103

(415) 375-3176 ext. 75960

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 28, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Square, Inc.

Attention: Corporate Secretary

1455 Market Street, Suite 600

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such annual meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 19, 2019; and

•	not later than the close of business on March 21, 2019.

In the event that we hold the 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2019 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2019 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made if such first public announcement is less than 100 days prior to the date of the 2019 annual meeting of stockholders.

If a stockholder who has properly notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available on our website at https://squareup.com/about/investors and via the SEC’s website at https://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eleven members. All of our directors, other than Mr. Dorsey, are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2018 and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Randy Garutti(1)	III	42	Director	2017	2018	2021
Mary Meeker(2)	III	58	Director	2011	2018	2021
Naveen Rao(2)	III	42	Director	2017	2018	2021
Lawrence Summers(3)	III	63	Director	2011	2018	2021

Continuing Directors
Jack Dorsey	I	41	President, Chief Executive Officer and Chairman	2009	2019	—
David Viniar(1)(3)	I	62	Lead Independent Director	2013	2019	—
Paul Deighton(2)	I	62	Director	2016	2019	—
Anna Patterson(3)	I	52	Director	2017	2019	—
Roelof Botha(2)(3)	II	44	Director	2011	2020	—
Jim McKelvey	II	52	Director	2009	2020	—
Ruth Simmons(1)	II	72	Director	2015	2020	—

(1)	Member of our nominating and corporate governance committee
(2)	Member of our compensation committee
(3)	Member of our audit and risk committee

Nominees for Director

Randy Garutti has served as a member of our board of directors since July 2017. Since April 2012, Mr. Garutti has served as Chief Executive Officer and on the board of directors of Shake Shack. Prior to becoming Chief Executive Officer, Mr. Garutti served as Chief Operating Officer of Shake Shack since January 2010. Before Shake Shack, Mr. Garutti was the Director of Operations for Union Square Hospitality Group, LLC, overseeing the operations for all its restaurants. Additionally, Mr. Garutti currently serves on the board of directors of the Columbus Avenue Business Improvement District, a not-for-profit organization. Mr. Garutti holds a B.S. from Cornell University’s School of Hotel Administration.

Mr. Garutti was selected to serve on our board of directors because of his business expertise and leadership of a global brand.

Mary Meeker has served as a member of our board of directors since June 2011. Since December 2010, Ms. Meeker has served as a General Partner of Kleiner Perkins Caufield & Byers. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley as a Managing Director and Research Analyst. Ms. Meeker currently serves on the boards of directors of LendingClub Corporation and a number of privately-held companies. Ms. Meeker holds a B.A. in Psychology from DePauw University and an M.B.A. from Cornell University.

Ms. Meeker was selected to serve on our board of directors because of her extensive experience advising and analyzing technology companies.

Naveen Rao has served as a member of our board of directors since September 2017. Mr. Rao currently serves as Corporate Vice President and General Manager of the Artificial Intelligence Products Group at Intel Corporation, after serving as Vice President and General Manager of Artificial Intelligence Solutions from August 2016 to March 2017. In February 2014, Mr. Rao co-founded Nervana Systems, Inc. and served as Chief Executive Officer until Nervana’s acquisition by Intel in August 2016. From October 2012 until February 2014, Mr. Rao was a neuromorphic machines researcher at Qualcomm Incorporated, and prior to that, he served as an Assistant Vice President at Investment Technology Group, Inc. from October 2011 to October 2012. Mr. Rao also currently serves as a member of the Technical Advisory Board at Mythic, Inc. Mr. Rao holds a BSEE in Electrical Engineering and Computer Science from Duke University and a Ph.D. in Computational Neuroscience from Brown University.

Mr. Rao was selected to serve on our board of directors because of his experience with machine learning and technology as well as his business expertise as a founder.

Dr. Lawrence Summers has served as a member of our board of directors since June 2011. Since January 2011, Dr. Summers has served as the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at the Harvard Kennedy School. From January 2009 to December 2010, Dr. Summers served as Director of the National Economic Council for President Obama. Dr. Summers previously served as President of Harvard University, and he has also served in various other senior policy positions, including as Secretary of the Treasury and Vice President of Development Economics and Chief Economist of the World Bank. Dr. Summers currently serves on the board of directors of LendingClub Corporation. Dr. Summers holds a B.S. in Economics from Massachusetts Institute of Technology and a Ph.D. in Economics from Harvard University.

Dr. Summers was selected to serve on our board of directors because of his extensive policy experience and in-depth knowledge of macroeconomic trends.

Continuing Directors

Jack Dorsey is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since July 2009. From May 2007 to October 2008, Mr. Dorsey served as President and Chief Executive Officer of Twitter, Inc. In July 2015, Mr. Dorsey returned to Twitter and serves as Chief Executive Officer. He has served as a director of Twitter since May 2007. Mr. Dorsey is committed to his chief executive officer roles at both Square and Twitter. While he does not have minimum time commitments at either company, he devotes significant time, attention and efforts to each of them. He generally divides his time roughly equally between them several days a week, and he retains flexibility to ensure he can re-allocate his time based on the needs of each business. The particulars of his time-allocation strategy may change over time. Mr. Dorsey also served as a member of the board of directors of The Walt Disney Company until March 2018.

Mr. Dorsey was selected to serve on our board of directors because of the perspective and experience he provides as one of our founders, as well as his extensive experience with technology companies and innovation.

David Viniar has served as a member of our board of directors since October 2013. From August 1980 until his retirement in January 2013, Mr. Viniar served in various positions at The Goldman Sachs Group, including as Chief Financial Officer, Executive Vice President and Head of the Operations, Technology, Finance and Services Division. Mr. Viniar currently serves on the boards of directors of The Goldman Sachs Group and a number of privately-held companies. Mr. Viniar holds a B.A. in Economics from Union College and an M.B.A. from Harvard Business School.

Mr. Viniar was selected to serve on our board of directors because of his financial, risk management and business expertise.

Paul Deighton has served as a member of our board of directors since May 2016. Since June 2016, Mr. Deighton has served as the non-executive chairman of Heathrow Airport Holdings Limited, the owner of Heathrow Airport in the United Kingdom. From December 2012 to May 2015, Mr. Deighton served as Commercial Secretary to the Treasury and as a member of the House of Lords in the United Kingdom. Mr. Deighton previously served as the Chief Executive Officer of the London Organising Committee of the Olympic and Paralympic Games and held various roles at the Goldman Sachs Group, an investment bank. Mr. Deighton currently serves on the board of the Holdingham Group, an advisory firm, and as a member of the Parliamentary Committee overseeing the restoration of the Houses of Parliament. Mr. Deighton holds a B.A. in Economics from Trinity College, Cambridge University.

Mr. Deighton was selected to serve on our board of directors because of his financial and business expertise, as well as his international perspective and his government and regulatory experience.

Anna Patterson has served as a member of our board of directors since November 2017. Since April 2017, Ms. Patterson has served as Founder and Managing Partner at Gradient Ventures, Google’s artificial intelligence-focused venture fund, and since September 2010, as a Vice President of Engineering at Google. Prior to that, from January 2007 to September 2010, Ms. Patterson served as Co-Founder and President at Cuil, and from February 2004 to January 2007, as Director of Engineering at Google. Ms. Patterson also currently serves on the National Council at the School of Engineering and Applied Science at Washington University in St. Louis. Ms. Patterson holds a B.S. in Computer Science and Electrical Engineering from Washington University in St. Louis and a Ph.D. in Computer Science from University of Illinois at Urbana-Champaign.

Ms. Patterson was selected to serve on our board of directors because of her engineering and business experience as well as her financial expertise as a founder of a venture fund.

Roelof Botha has served as a member of our board of directors since January 2011. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC. From 2000 to 2003, Mr. Botha served in various positions at PayPal, Inc., including as Chief Financial Officer. Mr. Botha currently serves on the boards of directors of Natera, Inc. and MongoDB, Inc. and a number of privately-held companies, and previously served on the board of directors of Xoom Corporation until it was acquired by PayPal, Inc. in November 2015. Mr. Botha holds a B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and an M.B.A. from the Stanford Graduate School of Business.

Mr. Botha was selected to serve on our board of directors because of his financial and managerial experience.

Jim McKelvey is our co-founder and has served as a member of our board of directors since July 2009. Since July 2013, Mr. McKelvey has served as a Managing Director of SixThirty FinTech Accelerator, LLC, a financial technology accelerator. Since March 2012, Mr. McKelvey has served as a General Partner of Cultivation Capital, a venture capital firm. Since January 1990, Mr. McKelvey has served in various positions at Mira Smart Conferencing, a digital conferencing company. Mr. McKelvey currently serves on the boards of directors of MoneyOnMobile, Inc. and a number of privately-held companies, as well as the Federal Reserve Bank of St. Louis. Mr. McKelvey holds a B.S. in Computer Science and a B.A. in Economics from Washington University in St. Louis.

Mr. McKelvey was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders.

Dr. Ruth Simmons has served as a member of our board of directors since August 2015. Dr. Simmons is President of Prairie View A&M University, having served as interim President from July 2017 to December 2017, and President Emerita of Brown University, having served as President from July 2001 to June 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. Dr. Simmons currently serves on the board of directors of Fiat Chrysler Automobiles N.V., and previously served on the board of directors of Mondelez International, Inc. until November 2017 and Texas Instruments Inc. until April 2016. Dr. Simmons holds a B.A. in French from Dillard University and a Ph.D. in Romance Languages and Literatures from Harvard University.

Dr. Simmons was selected to serve on our board of directors because of her expertise on educational and public policy issues and her service on the boards of directors of a number of public companies.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). As noted in the commentary to the listing standards, the concern is independence from management.

Audit and risk committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mses. Meeker and Patterson, Messrs. Botha, Deighton, Garutti, McKelvey, Rao and Viniar and Drs. Simmons and Summers do not have material relationships with the Company and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships, Related Party and Other Transactions.”

Board Leadership Structure and Role of Our Lead Independent Director

Mr. Dorsey currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Dorsey brings current company-specific experience, leadership and insight. As our co-founder and Chief Executive Officer, Mr. Dorsey is best positioned to identify strategic priorities, oversee product development, lead critical discussions and execute our business plans.

Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our Lead Independent Director at any time when the Chairman of our board of directors is not independent, including when our Chief Executive Officer serves as the Chairman of our board of directors. Because Mr. Dorsey is our Chairman and is not an “independent” director as defined in the listing standards of the New York Stock Exchange, our board of directors has appointed Mr. Viniar to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Viniar presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management, while Mr. Dorsey’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During our fiscal year ended December 31, 2017, our board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Seven directors attended our 2017 annual meeting of stockholders.

Our board of directors has established an audit and risk committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit and Risk Committee

Our audit and risk committee consists of Ms. Patterson, Messrs. Botha and Viniar and Dr. Summers, with Mr. Viniar serving as Chair. Ms. Patterson joined the audit and risk committee in November 2017. Each of our audit and risk committee members meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit and risk committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. Viniar is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”). Our audit and risk committee is, among other things, responsible for the following:

•	selecting and hiring a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	reviewing our financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit and risk committee report that the SEC requires to be included in our annual proxy statement;

•	reviewing the adequacy and effectiveness of our disclosure controls and procedures, and developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing and overseeing related party transactions; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

Our audit and risk committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit and risk committee is available on our website at https://squareup.com/about/investors. During 2017, our audit and risk committee held seven meetings.

Compensation Committee

Our compensation committee consists of Ms. Meeker and Messrs. Botha, Deighton and Rao, with Ms. Meeker serving as Chair. Mr. Rao joined the compensation committee in September 2017. Each of our compensation committee members meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each of Ms. Meeker and Messrs. Deighton and Rao is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is, among other things, responsible for the following:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	overseeing our overall compensation philosophy and compensation policies, plans and benefits programs, including those for our executive officers;

•	administering our equity compensation plans; and

•	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website https://squareup.com/about/investors. During 2017, our compensation committee held five meetings.

Our compensation committee may delegate its authority and duties as it deems appropriate in accordance with applicable laws and regulations. Our compensation committee has delegated authority to our management equity committee, which consists of our Chief Executive Officer and People Lead, to make equity grants within predetermined guidelines to employees and consultants who are not our Section 16 officers or members of our management equity committee. In addition, our compensation committee has a subcommittee comprised entirely of members of the compensation committee that meet the requirements of a “non-employee director,” as such term is used at the beginning of this section. The compensation committee had previously required that the members of the subcommittee also meet the requirements of an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. However, due to recent changes in the Code, the requirement to qualify as an “outside director” within the meaning of Section 162(m) of the Code is no longer meaningful and is no longer a requirement to serve on the subcommittee. This subcommittee has the nonexclusive authority to grant equity and other awards under our compensation plans that comply with Section 16 of the Exchange Act, to the extent applicable.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Garutti and Viniar and Dr. Simmons, with Dr. Simmons serving as Chair. Mr. Garutti joined the nominating and corporate governance committee in July 2017. Each of our nominating and corporate governance committee members meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee is, among other things, responsible for the following:

•	identifying, evaluating and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors, individual directors and our Chief Executive Officer;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	overseeing, reviewing and making recommendations to our board of directors regarding our corporate governance practices, including our Corporate Governance Guidelines;

•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics and other potential conflicts of interest; and

•	reviewing the succession planning for our Chief Executive Officer, as well as each of our other members of our executive management team.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at https://squareup.com/about/investors. During 2017, our nominating and corporate governance committee held five meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our compensation committee. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors. For information concerning transactions involving members of the compensation committee, see the section titled “Certain Relationships, Related Party and Other Transactions.”

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition, organization and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, and with respect to diversity, such factors as gender, race, ethnicity and experience, area of expertise, potential conflicts of interest and other commitments and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our Chief Executive Officer and other members of management based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Additionally, our nominating and corporate governance committee has retained a third-party executive search firm to identify and review candidates for membership on our board of directors.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences when identifying or evaluating director nominees. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least $2,000 in market value or one percent (1%) on a fully diluted basis of the company’s securities continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. To be timely for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than the close of business on February 19, 2019 and no later than the close of business on March 21, 2019, or in the event that we hold the 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, no earlier than the close of business on the 120th day before the 2019 annual meeting of stockholders and no later than the close of business on the later of either (i) the 90th day prior to the 2019 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made if such first public announcement is less than 100 days prior to the date of the 2019 annual meeting of stockholders.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors or the Lead Independent Director if the Chairman of our board of directors is not independent.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of each of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://squareup.com/about/investors. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Stock Ownership Guidelines

At the recommendation of our compensation committee, in April 2017, our board of directors adopted stock ownership guidelines to ensure ongoing alignment of the interests of our directors and executive officers with the long-term interests of our stockholders. Our guidelines require that (i) each non-employee director own a number of shares of our common stock with a value equal to at least five times his or her annual cash retainer, (ii) each executive officer (other than the Chief Executive Officer) own a number of shares of our common stock with a value equal to at least three times his or her annual base salary and (iii) the Chief Executive Officer own a number of shares of our common stock with a value equal to the greater of (x) at least five times his or her annual base salary and (y) at least $2 million. Each non-employee director and executive officer is required to comply with our stock ownership guidelines by the later of April 30, 2022 or five years from his or her promotion or hiring as an executive officer or election to our board of directors. Until a non-employee director or executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to fifty percent (50%) of the net shares received from any new equity award granted after the adoption of the guidelines. As of December 31, 2017, all of our non-employee directors and executive officers had met or were on track to comply with these stock ownership guidelines within the applicable time periods.

Risk Management

Our board of directors recognizes the oversight of risk management as one of its primary responsibilities and central to maintaining an effective, risk aware and accountable organization. This includes the oversight of our Enterprise Risk Management (“ERM”) framework, which is supported and enabled by our audit and risk committee. While our board of directors maintains ultimate responsibility for the oversight of risk, it has implemented a multi-layered approach which delegates certain responsibilities to the appropriate board committees to ensure that these primary areas of focus are thoroughly discussed and that a pervasive understanding of such focus areas is obtained. These primary risk focus areas, as defined by the board of directors, management and leaders of our ERM review, are strategic, operational, people, financial and compliance and consist of risks such as cybersecurity, financial reporting, competition as well as any others that our board of directors may delegate. Our board of directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each board committee meets in executive session with key management personnel and representatives of outside advisors as required or requested.

Board/ Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with our business strategy, policy matters, succession planning, conflicts of interest, significant litigation and regulatory exposures and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures and our operational infrastructure.

Audit and Risk Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure controls and procedures, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal and regulatory compliance, data privacy, data security, cybersecurity and operational security and reliability.

Nominating and Corporate Governance Committee	Risks and exposures associated with director succession planning, corporate governance and overall board and committee effectiveness and composition.

Compensation Committee	Risks and exposures associated with leadership assessment, retention and succession, executive compensation programs and arrangements and our compensation philosophy and practices.

The oversight responsibility of our board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to our board of directors regarding the identification, assessment and management of risks and management’s strategic approach to risk mitigation. As part of our overall risk management process, we conduct an enterprise risk assessment on an annual basis, which is shared and discussed with our board of directors. In addition, our board of directors’ responsibilities related to oversight of the ERM framework include a routine evaluation of the policy and processes, as well as discussions with key management and representatives of outside advisors as appropriate, used to identify, assess, monitor and report on risks across the organization and the setting and communication of the organization’s implementation and measurement of risk tolerances, limits and mitigation.

Director Compensation

Pursuant to our Outside Director Compensation Policy, which was last amended in October 2016, our non-employee directors will receive compensation in the form of equity granted under the terms of our 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”), and cash, as described below. Our compensation committee periodically reviews our Outside Director Compensation Policy, including review of competitive practices provided by Compensia, Inc., an independent compensation consulting firm (“Compensia”). In 2017, based on data provided by Compensia, our average total direct compensation per director (including annual cash retainer and equity awards) approximated the 60th percentile amongst our compensation peer group identified below in the section titled “Executive Compensation—Compensation-Setting Process—Competitive Positioning.”

Equity Compensation.

Initial Award. Subject to any limits in our 2015 Plan, each person who first becomes a non-employee director will receive an initial grant of restricted stock units (“RSUs”) on the date of his or her appointment having a grant date fair value (determined in accordance with generally accepted accounting principles (“GAAP”)) equal to $250,000 multiplied by a fraction (i) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the non-employee director becomes a member of our board of directors and (ii) the denominator of which is 12 (unless his or her appointment to our board of directors occurs on the date of an annual meeting of stockholders). The shares of our common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

Annual Award. On the date of each annual meeting of stockholders, and subject to any limits in our 2015 Plan, each of our non-employee directors is granted RSUs having a grant date fair value (determined in accordance with GAAP) equal to $250,000. The shares of our common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) on the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

Our Lead Independent Director will receive an annual grant of RSUs, in addition to the grant provided to all non-employee directors, on the date of each annual meeting of stockholders having a grant date fair value (determined in accordance with GAAP) of $70,000, subject to any limits in our 2015 Plan. The shares of our common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

The awards granted to a non-employee director under our Outside Director Compensation Policy will become fully vested upon a “change in control” as defined in our 2015 Plan.

Our 2015 Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. These maximum limits under our 2015 Plan provide that no non-employee director may be granted, in any fiscal year, equity awards having a grant date fair value (determined in accordance with GAAP) of more than $1 million, provided, that, the limit is $2 million for awards granted in connection with the director’s initial service as a non-employee director. Equity awards granted to an individual while he or she was an employee or a consultant, but not a non-employee director, do not count for purposes of these limits.

Cash Compensation. Each of our non-employee directors receives an annual cash retainer of $40,000 for serving on our board of directors. In addition, each year, non-employee directors are eligible to receive the following cash fees for service on the committees of our board of directors:

Board Committee	Chairperson Fee	Member Fee
Audit and Risk Committee	$20,000	$10,000
Compensation Committee	$15,000	$5,000
Nominating and Corporate Governance Committee	$10,000	$2,500

Subject to any limits under our 2015 Plan, each non-employee director may elect to convert any cash compensation that they would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs under our 2015 Plan. If the non-employee director makes this election in accordance with the policy, each such award of RSUs will be granted on the same date as the corresponding cash compensation otherwise would be paid under the policy, will be fully vested on the grant date and will cover a number of units equal to (A) the aggregate amount of cash compensation otherwise payable to the non-employee director on that date divided by (B) the closing price per share as of the last day of the fiscal quarter for which the grant relates.

2017 Compensation

The following table provides information regarding the total compensation that was earned by each of our non-employee directors in 2017.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Roelof Botha	—	305,023	305,023
Paul Deighton	45,000	249,979	294,979
Randy Garutti	19,171	229,147	248,318
Jim McKelvey	—	290,005	290,005
Mary Meeker	—	305,023	305,023
Anna Patterson	8,228	166,631	174,859
Naveen Rao	12,840	187,489	200,329
Ruth Simmons(4)	—	299,997	299,997
Lawrence Summers	50,000	249,979	299,979
David Viniar(5)	—	382,535	382,535

(1)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The amount does not necessarily correspond to the actual value recognized by the non-employee director. The valuation assumptions used in determining such amounts are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2018.

The amounts under the “Stock Awards” column represent the aggregate of initial or annual equity compensation provided under the Outside Director Compensation Policy, and equity grants made in lieu of cash compensation, each as detailed in footnotes 2 and 3, respectively.

(2)	The amounts included in the “Stock Awards” column representing the annual awards or initial awards, as applicable, granted to our non-employee directors in 2017 are detailed below. Each of these awards vests and settles on the earlier of the first anniversary of the grant date or the date of our Annual Meeting, subject to the director’s continued service through the vesting date.

Name	Grant Date	Number of RSUs Granted and Outstanding as of December 31, 2017	Grant Date Fair Value
Roelof Botha	June 14, 2017	10,651	$249,979
Paul Deighton	June 14, 2017	10,651	$249,979
Randy Garutti	July 19, 2017	8,693	$229,147
Jim McKelvey	June 14, 2017	10,651	$249,979
Mary Meeker	June 14, 2017	10,651	$249,979
Anna Patterson	November 1, 2017	4,569	$166,631
Naveen Rao	September 18, 2017	6,535	$187,489

Name	Grant Date	Number of RSUs Granted and Outstanding as of December 31, 2017	Grant Date Fair Value
Ruth Simmons	June 14, 2017	10,651	$249,979
Lawrence Summers	June 14, 2017	10,651	$249,979
David Viniar	June 14, 2017	13,633	$319,967

(3)	The amounts included in the “Stock Awards” column representing the equity awards granted to our non-employee directors in lieu of cash retainers in 2017 are described below. Each of these awards vested and settled in full on the grant date.

Name	Grant Date	Number of RSUs Granted	Grant Date Fair Value	Total Cash Retainer Forgone
Roelof Botha	January 3, 2017	1,008	$13,739	$13,750
	April 3, 2017	795	$13,539	$13,750
	July 3, 2017	586	$13,747	$13,750
	October 2, 2017	477	$14,019	$13,750
Jim McKelvey	January 3, 2017	733	$9,991	$10,000
	April 3, 2017	578	$9,843	$10,000
	July 3, 2017	426	$9,994	$10,000
	October 2, 2017	347	$10,198	$10,000
Mary Meeker	January 3, 2017	1,008	$13,739	$13,750
	April 3, 2017	795	$13,539	$13,750
	July 3, 2017	586	$13,747	$13,750
	October 2, 2017	477	$14,019	$13,750
Ruth Simmons	January 3, 2017	917	$12,499	$12,500
	April 3, 2017	723	$12,312	$12,500
	July 3, 2017	532	$12,481	$12,500
	October 2, 2017	433	$12,726	$12,500
David Viniar	January 3, 2017	1,146	$15,620	$15,625
	April 3, 2017	904	$15,395	$15,625
	July 3, 2017	666	$15,624	$15,625
	October 2, 2017	542	$15,929	$15,625

(4)	As of December 31, 2017, Dr. Simmons also held a fully vested option to purchase 38,000 shares of our Class B common stock.
(5)	As of December 31, 2017, Mr. Viniar also held 17,500 RSUs granted in prior years to be settled in shares of our Class B common stock, which vest in increments of 8,750 RSUs in each of 2018 and 2019 on the earlier of the annual meeting date or the one-year anniversary of the prior annual meeting subject to Mr. Viniar’s continued service with us through each such vesting date. As of December 31, 2017, Mr. Viniar also held a fully vested option to purchase 326,950 shares of our Class B common stock.

Directors may be reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2017, only Mr. Dorsey was an employee. See the section titled “Executive Compensation” for additional information about his compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eleven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, four Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Randy Garutti, Mary Meeker, Naveen Rao and Lawrence Summers as nominees for election as Class III directors at the Annual Meeting. If elected, each of Ms. Meeker, Messrs. Garutti and Rao and Dr. Summers will serve as Class III directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. Messrs. Garutti and Rao are standing for election by our stockholders for the first time. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Meeker, Messrs. Garutti and Rao and Dr. Summers. We expect that each of Ms. Meeker, Messrs. Garutti and Rao and Dr. Summers will agree to serve as a director; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and risk committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit and risk committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit and risk committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Although not required by applicable law or listing rules, our audit and risk committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our audit and risk committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended December 31, 2016 and 2017.

	2016	2017
	(In Thousands)
Audit Fees(1)	$2,951	$3,747
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	$3

Total Fees	$2,951	$3,750

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services could include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attest services.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2017, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit and risk committee to consider their compatibility with maintaining the independence of KPMG.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit and risk committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit and risk committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2016 and 2017 were pre-approved by our audit and risk committee.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

REPORT OF THE AUDIT AND RISK COMMITTEE

The audit and risk committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission (“SEC”). The composition of the audit and risk committee, the attributes of its members and the responsibilities of the audit and risk committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit and risk committees. With respect to Square’s financial reporting process, Square’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Square’s consolidated financial statements. Square’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Square’s consolidated financial statements. It is the responsibility of the audit and risk committee to oversee these activities. It is not the responsibility of the audit and risk committee to prepare Square’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit and risk committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”); and

•	received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit and risk committee concerning independence, and has discussed with KPMG its independence.

Based on the audit and risk committee’s review and discussions with management and KPMG, the audit and risk committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted by the members of the audit and risk committee of the board of directors:

David Viniar (Chair)

Roelof Botha

Anna Patterson

Lawrence Summers

This report of the audit and risk committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2018. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jack Dorsey	41	President, Chief Executive Officer and Chairman
Sarah Friar	45	Chief Financial Officer
Sivan Whiteley	41	General Counsel and Corporate Secretary
Jacqueline D. Reses	48	Square Capital Lead and People Lead
Alyssa Henry	47	Seller Lead

Jack Dorsey is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since July 2009. From May 2007 to October 2008, Mr. Dorsey served as President and Chief Executive Officer of Twitter, Inc. In July 2015, Mr. Dorsey returned to Twitter and serves as Chief Executive Officer. He has served as a director of Twitter since May 2007. Mr. Dorsey is committed to his chief executive officer roles at both Square and Twitter. While he does not have minimum time commitments at either company, he devotes significant time, attention and efforts to each of them. He generally divides his time roughly equally between them several days a week, and he retains flexibility to ensure he can re-allocate his time based on the needs of each business. The particulars of his time-allocation strategy may change over time. Mr. Dorsey also served as a member of the board of directors of The Walt Disney Company until March 2018.

Sarah Friar has served as our Chief Financial Officer since July 2012. From April 2011 to July 2012, Ms. Friar served as Senior Vice President of Finance and Strategy of salesforce.com, inc. From July 2000 to April 2011, Ms. Friar served in various positions at The Goldman Sachs Group, Inc., including as a Managing Director in the Equity Research Division. Ms. Friar currently serves on the board of directors of New Relic, Inc. and Walmart Inc. and previously served on the board of directors of Model N, Inc. Ms. Friar holds a MEng in Metallurgy, Economics and Management from the University of Oxford and an M.B.A. from the Stanford Graduate School of Business.

Sivan Whiteley has served as our General Counsel and Corporate Secretary since March 2018. From January 2016 to March 2018, she served as our Associate General Counsel, as well as acting Co-General Counsel from September 2016 to December 2016. She joined the Company as Counsel in March 2013 and was Director, Counsel from September 2013 to December 2015. Prior to that, Ms. Whiteley served as Associate General Counsel at Better Place, Inc., as Commercial and Product Counsel at eBay Inc., and was a litigator at Bingham McCutchen LLC. Ms. Whiteley holds a B.A., magna cum laude, in Political Science from the University of California, San Diego, and a J.D., cum laude, from Harvard Law School.

Jacqueline D. Reses has served as our Square Capital Lead and People Lead since October 2015 and February 2016, respectively. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer of Yahoo! Inc. In this role, she focused on mergers and acquisitions, partnerships, managing Asian assets and related tax transactions, and human resources. Prior to Yahoo, Ms. Reses led the U.S. media group as a Partner at Apax Partners Worldwide LLP, a global private equity firm, which she joined in 2001. Ms. Reses previously served on the board of directors of Alibaba Group Holding Limited and is currently on the board of Social Capital Hedosophia Holdings Corp. as well as National Public Radio and the Economic Advisory Council of the Federal Reserve Bank of San Francisco. Ms. Reses holds a B.S. in Economics with honors from the Wharton School of the University of Pennsylvania.

Alyssa Henry has served as our Seller Lead since October 2014. From May 2014 to October 2014, Ms. Henry served as our Engineering Lead, Infrastructure. From April 2006 to April 2014, Ms. Henry served in various positions at Amazon.com, Inc., including as Vice President, Amazon Web Services Storage Services, and as General Manager of Amazon S3. Ms. Henry holds a B.S. in Mathematics-Applied Science with a Specialization in Computing from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis summarizes the material components of our executive compensation program and our executive compensation policies, practices and material compensation decisions for 2017 for our “named executive officers.” Pursuant to the U.S. federal securities laws, our Chief Executive Officer, Chief Financial Officer and three other executive officers as of December 31, 2017 are our named executive officers. Our named executive officers for 2017 are:

Jack Dorsey	Chief Executive Officer (our “CEO”)
Sarah Friar	Chief Financial Officer (our “CFO”)
Alyssa Henry	Seller Lead
Jacqueline D. Reses	Capital Lead and People Lead
Hillary Smith(1)	General Counsel and Corporate Secretary

(1)	Ms. Smith resigned from her position as General Counsel and Corporate Secretary, effective as of March 18, 2018. Ms. Smith will remain an employee of the Company in order to provide transition services to the Company through September 2018, during which time she will continue to be paid her current salary and to receive Company benefits, including continued vesting of her equity awards in accordance with their terms.

Compensation Philosophy

Square stands for economic empowerment, and everything we do is intended to give our sellers accessible, affordable tools to grow their businesses and participate in the economy. Our sellers inspire us in how they innovate, take risks and take ownership. We want our employees, like our sellers, to act like owners. Our compensation approach reflects this philosophy.

To this end, our compensation programs are designed to attract, retain and grow the best teams while reflecting the core tenets of our culture:

•	Fairness: By designing and delivering compensation programs that are generally equitable across similarly situated employees, our employees are motivated to work collaboratively to achieve our long-term business objectives and serve our sellers.

•	Simplicity: By providing compensation programs that are simple and do not distract from their day-to-day responsibilities, our employees are able to focus on growing our business and are rewarded when Square is successful.

•	Performance-driven: By creating compensation programs that reward individual performance and achievement of corporate objectives, our employees are incentivized to perform their best work and receive financial awards for their impact on the Company and our business.

Compensation Design and Objectives

In 2017, we continued to maintain a simplified approach to employee and executive compensation. Compensation for our named executive officers consists largely of base salary and equity awards intended to align incentives to grow our business. Equity incentives are provided through a combination of stock options and RSUs for our executive officers. We believe that this combination provides an appropriate mix of performance-driven appreciation opportunities through stock options, and alignment of rewards with the long-term interests of our stockholders through RSUs. We have not implemented a company-wide performance-based cash incentive plan for our employees, including our named executive officers, in order to conserve cash and maintain a simplified compensation program that focuses on delivering long-term growth rather than short-term results.

The primary objective of our executive compensation program is to drive long-term stockholder value. We seek to achieve this objective by designing our executive compensation programs to:

•	recruit and retain talented individuals who can develop, implement and deliver on long-term value creation strategies by using reasonable and competitive pay packages focused on long-term executive retention;

•	motivate our executives to deliver the highest level of individual, team and company performance; and

•	provide heavier weighting (over 90% of aggregate named executive officer compensation during 2017) towards equity-based compensation directly tied to the long-term value and growth of our company and align the interests of our executives with those of our stockholders.

For 2017, we made the following executive compensation decisions:

•	Base Salaries: We adjusted the base salary levels of Mses. Friar, Henry and Reses, after consideration of a competitive market analysis, and after taking into consideration each executive’s performance and contributions over the prior year and our desire to retain our highly qualified executive team. While cash compensation for our executives remains lower compared to our competitive market, these adjustments improve the competitive alignment of executive base salaries.

•	Equity Awards: Annual equity awards were made through a combination of stock options and RSUs, to each of our named executive officers (other than our CEO) to provide them with additional incentives to remain with us and to maintain alignment of our total compensation programs with the competitive market.

We conduct a comprehensive review of our compensation philosophy, objectives and design, including a review of our executive compensation program, on an annual cycle. We may implement new compensation plans and arrangements for our named executive officers and/or employees where we deem necessary or appropriate, including to attract or retain high-caliber talent to our organization or provide incentives for them to drive Square’s success.

Impact of 2017 Stockholder Advisory Vote on Executive Compensation

In June 2017, we conducted our second non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, at our 2017 annual meeting of stockholders. Our stockholders overwhelmingly voted to approve the compensation of the named executive officers, with approximately 98.8% of the votes cast in favor of our executive compensation program.

The compensation committee was mindful of this strong support, and after considering this advisory vote result and evaluating our executive compensation policies and practices throughout 2017, determined that we should maintain the compensation philosophy and objectives from prior years and retain our general approach to executive compensation. As a result, the compensation committee decided to continue to provide compensation with an emphasis on equity compensation that rewards our most senior executives when they deliver value for our stockholders.

Consistent with the recommendation of our board of directors and the approval of our stockholders in connection with the advisory vote on the frequency of future say-on-pay votes conducted at our 2016 annual meeting of stockholders, the board of directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers. The next say-on-pay vote will occur at the Annual Meeting.

Compensation-Setting Process

Role of Our Compensation Committee

Our compensation committee administers and determines the parameters of the executive compensation program. Our compensation committee currently consists of Ms. Meeker and Messrs. Botha, Deighton and Rao, with Ms. Meeker serving as Chair. Each member qualifies as an “independent director” for purposes of the listing standards of the New York Stock Exchange. Ms. Meeker and Messrs. Deighton and Rao each qualify as an “outside director” for purposes of Section 162(m) of the Code as it was in effect during 2017, and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In April 2017, the compensation committee established a sub-committee, initially consisting of Ms. Meeker and Mr. Deighton and which, beginning in November 2017, also includes Mr. Rao, which was granted the nonexclusive authority to grant and administer equity awards, in order to help promote compliance with Section 16 of the Exchange Act and, to the extent applicable, for purposes of qualifying for certain exclusions from deduction limitations under Section 162(m) of the Code. For purposes of the discussion below, references to “compensation committee” shall mean the “subcommittee” for all actions taken with respect to such awards in 2017, except as otherwise noted.

Under its charter, our compensation committee reviews, approves and determines, or makes recommendations to our board of directors regarding, executive officer compensation. For additional information on our compensation committee, including its authority, see “Board of Directors and Corporate Governance—Board Meetings and Committees—Compensation Committee” elsewhere in this proxy statement.

Role of Management

Our CEO and our Capital Lead and People Lead provide our compensation committee with information on corporate and individual performance, market data and their perspectives and recommendations on compensation matters. No named executive officer participates in deliberations regarding his or her own compensation.

Historically, the initial compensation arrangements with our named executive officers were determined through negotiations with each named executive officer. Typically, our CEO provides input on the terms of these arrangements, with the oversight and final approval of our board of directors or our compensation committee.

In reviewing compensation for existing named executive officers, our compensation committee solicits input from our CEO and our Capital Lead and People Lead (except regarding her own compensation). They review their input on capability, job complexity and overall assessment of individual performance and contributions for each executive. Our compensation committee values our CEO’s perspective and input on each named executive officer’s performance and contributions to our business. The input of our CEO is an important factor that our compensation committee uses in making its executive compensation decisions, along with input from our external compensation advisors on market trends.

Role of Compensation Consultant

Our compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2017, our compensation committee engaged Compensia, an independent compensation consultant, to assist with its duties, including providing advice relating to our compensation peer group selection as well as providing support and specific analyses with regard to compensation data and formulation of recommendations for executive and non-employee director compensation. Compensia reports directly to our compensation committee and not to management, is independent from us and has provided no other services to us.

Our compensation committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the New York Stock Exchange, and concluded that there are no conflicts of interest regarding the work that Compensia performs for our compensation committee.

Competitive Positioning

In determining the compensation for our named executive officers, our compensation committee, with assistance from Compensia, reviews the compensation practices and levels of our compensation peer group. This compensation peer group analysis is used to assess whether our executive compensation program and individual compensation levels for our named executive officers are sufficiently competitive to attract and retain high performing talent.

Our compensation peer group is set forth below and was established for 2017 with input from Compensia. The compensation peer group consists of companies with similar industry, geography and financial characteristics as us (including revenues of approximately forty percent (0.4x) to two and one half times (2.5x) and a market capitalization of approximately one quarter (0.25x) to four times (4.0x) Square’s respective levels at the time the peer group was selected). Our compensation committee intends to regularly review our compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes.

Etsy	LendingClub	ServiceNow	Workday

Fitbit	Nutanix	Splunk	Yelp

GoDaddy	Pandora Media	Twitter	Zendesk

GoPro	Rackspace Hosting	Vantiv	Zynga

HubSpot	Red Hat	VeriSign

In addition to the companies listed above, the compensation committee reviewed the executive compensation programs and practices from Alphabet, Apple, Facebook and PayPal for reference purposes only.

Our compensation committee supplemented the compensation data from our compensation peer group with analysis of data from the Radford Executive Compensation Survey. For this additional analysis, we used data from U.S. companies in the technology sector generally ranging from $1 billion to $3 billion in annual revenue.

Though its analysis of competitive market data informs its decisions, our compensation committee also applies its subjective judgment in determining the pay levels of individual named executive officers. Additional factors our compensation committee considers when making its compensation decisions include input from our CEO and other members of the management team, company performance, individual performance and experience, individual skills and expertise, each named executive officer’s role and/or retention and incentive objectives.

Elements of Executive Compensation

Consistent with our compensation philosophy, our executive compensation program consists of only two primary elements: base salary and long-term incentive compensation in the form of equity awards. We have provided no cash-based incentive compensation opportunities to our named executive officers (other than the bonus payment to Ms. Smith described below), instead focusing on shareholder value by using equity awards as the primary means of incentive compensation. We do not use specific formulas or weightings in determining the allocation between base salary and long-term incentive compensation; instead, each named executive officer’s compensation has been individually designed to provide a combination of fixed and at-risk compensation to provide incentives to achieve our objectives.

At the end of 2015, we introduced into our executive compensation program severance and change of control benefits for our named executive officers. To remain consistent with our compensation goals of fairness and simplicity, each named executive officer is entitled to severance and change of control benefits based on the same formulas.

Our named executive officers also participate in several company-wide welfare and health benefit plans that are generally available to our other employees.

Base Salary and Other Cash Compensation

Base salary for our named executive officers is the fixed component of our executive compensation program. We use base salary to compensate our named executive officers for services rendered during the year and to recognize the experience, skills, knowledge and responsibilities required of each named executive officer. We apply no specific formula to determine adjustments to base salary. Adjustments to base salary have been made to reflect our economic condition and future expected performance. We continue to provide base salaries that are conservative relative to competitive market pay levels.

In April 2017, our compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis performed by Compensia, the recommendations of our CEO and our Capital Lead and People Lead (except regarding her own pay level), the desire to retain our highly qualified executive team and the other factors described above. Following this review, our compensation committee approved an increase in the annual base salary levels for Mses. Friar, Henry and Reses from $250,000 to $350,000, in each case effective as of April 1, 2017, in order to improve competitive alignment with our peers. In addition, our compensation committee determined that it was appropriate to leave the base salary level for Ms. Smith unchanged at $350,000, and our CEO’s 2017 base salary level at $2.75 per year, with the latter at the request of our CEO and with compensation committee approval.

The annualized base salaries of our named executive officers after the April 2017 adjustments compared to 2016 were:

Named Executive Officer	Annual Base Salary as of December 31, 2016	Annual Base Salary as of December 31, 2017	Percentage Increase
Mr. Dorsey	$2.75	$2.75	0%
Ms. Friar	$250,000	$350,000	40%
Ms. Henry	$250,000	$350,000	40%
Ms. Reses	$250,000	$350,000	40%
Ms. Smith	$350,000	$350,000	0%

Pursuant to the terms of Ms. Smith’s 2016 offer letter, we provided Ms. Smith with a $100,000 bonus that was paid shortly following the one-year anniversary of her start date, which represented the second installment of the signing bonus negotiated under her offer letter. As part of her negotiated compensation package, she had received the first $100,000 installment of her signing bonus in 2016, shortly after her employment with us commenced. Each of these signing bonus installments was subject to repayment to us or forfeiture (as applicable) if she voluntarily terminated employment within 12 months of her hire date. These signing bonuses were an important part of the total compensation package we offered to her, which was essential to her successful recruitment. The amounts of Ms. Smith’s signing bonuses were determined based on arm’s-length negotiations and evaluated relative to an analysis of competitive compensation practices performed by Compensia.

Equity Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of equity-based awards, the value of which depends on the performance of our stock.

Equity awards are central to an executive compensation program for our named executive officers that reflects our core tenets of promoting fairness, maintaining simplicity and providing rewards based on performance. Equity ownership aligns the interests of our named executive officers with the interests of our stockholders by enabling them to participate in the long-term appreciation of the value of our common stock. Additionally, equity awards provide an important tool for us to retain our named executive officers, as awards are subject to vesting over a multi-year period subject to continued service with the company. Typically, these awards vest over four or five years, contingent on continued service.

Our executive compensation program provides equity incentives through a mix of stock options and RSUs. Stock options provide executives with an opportunity to participate in stock price appreciation, creating incentives to continue to drive growth. RSUs create alignment with our long-term stockholders by providing both upside and downside tied to company performance. A mix of award types is also consistent with competitive practice among our peers. In determining the mix of stock options and RSUs for 2017, our compensation committee, with input from our CEO, Capital Lead and People Lead and Compensia, considered competitive market practices and the retention and performance incentives of outstanding equity holdings and determined that a mix of approximately 25% stock options and 75% RSUs provided appropriate incentives for the named executive officers in 2017.

We do not have an established set of criteria for granting equity awards. Instead, our compensation committee has exercised its judgment and discretion, in consultation with our CEO and, other than with respect to her own equity award, our Capital Lead and People Lead, and considered, among other factors, the role and responsibility of each named executive officer, competitive factors, the amount of equity compensation already held by our named executive officer (and the extent to which it was vested) and the cash compensation to be received by our named executive officer, to determine and approve the size and terms of new equity awards.

In 2017, we granted new equity awards to our named executive officers described in the table below. In determining the size and terms of these equity awards, our compensation committee, with input from our CEO, our Capital Lead and People Lead (other than with respect to her own equity award) and Compensia, considered the past and expected future key contributions of each of these named executive officers, the extent to which their existing equity awards were vested and the competitive market data for similarly situated executives. Our compensation committee believed it was appropriate to grant each of them new equity awards to help achieve our retention goals and further align their compensation with the competitive market.

Named Executive Officer	Options (#)		RSUs (#)		Grant Date Fair Value ($)
Ms. Friar	205,683	(1)	265,331	(2)	$5,791,045
Ms. Henry	205,683	(1)	265,331	(2)	$5,791,045
Ms. Reses	137,122	(1)	176,887	(2)	$3,860,691
Ms. Smith	34,281	(1)	44,222	(2)	$965,180

(1)	Awards vest in 48 equal monthly installments over 4 years from April 1, 2017, subject to continued service with us.
(2)	Awards vest in 16 equal quarterly installments over 4 years from April 1, 2017, subject to continued service with us.

Mr. Dorsey did not receive any equity awards in 2017 at his request, and because our compensation committee believed that his existing equity ownership position sufficiently aligned his interests with those of our stockholders.

No Special Retirement, Health or Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We maintain a tax-qualified retirement plan (“401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan’s eligibility requirements, and participants are able to defer up to 90% of their eligible compensation subject to applicable annual tax limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching contributions and profit sharing contributions. Effective as of July 1, 2017, we made a matching contribution equal to 50% of participants’ contributions to the 401(k) Plan, up to a maximum amount of $1,500 per participant. Effective as of January 1, 2018, the maximum amount of the matching contribution was increased to $3,000. We have not made any profit sharing contributions to date.

Our health and welfare benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Limited Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our named executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our named executive officers more efficient and effective and for recruitment and retention purposes.

During 2017, we subsidized the cost of commuting expenses for Ms. Friar and Ms. Reses, including by providing tax gross-up payments on the subsidies, to help facilitate their access to our company headquarters, which we believe helps contribute to employee morale and the overall success of our organization. Our named executive officers also receive reimbursement for certain on-site meals, which is a program generally available to our employees working at our corporate headquarters.

Employment Agreements with Named Executive Officers

Jack Dorsey

We have entered into a confirmatory employment letter with Jack Dorsey, our CEO. The confirmatory employment letter has no specific term and provides for at-will employment. Mr. Dorsey’s annual base salary as of December 31, 2017 was $2.75.

Sarah Friar

We have entered into a confirmatory employment letter with Sarah Friar, our CFO. The confirmatory employment letter has no specific term and provides for at-will employment. Ms. Friar’s annual base salary as of December 31, 2017 was $350,000.

Alyssa Henry

We have entered into a confirmatory employment letter with Alyssa Henry, our Seller Lead. The confirmatory employment letter has no specific term and provides for at-will employment. Ms. Henry’s annual base salary as of December 31, 2017 was $350,000.

Jacqueline D. Reses

We have entered into an employment offer letter with Jacqueline D. Reses, our Capital Lead and People Lead. The employment offer letter has no specific term and provides for at-will employment. Ms. Reses’ annual base salary as of December 31, 2017 was $350,000.

Hillary Smith

We have entered into an employment offer letter with Hillary Smith, our General Counsel and Corporate Secretary. The employment offer letter has no specific term and provides for at-will employment. Ms. Smith’s annual base salary as of December 31, 2017 was $350,000.

Ms. Smith resigned from her position as General Counsel and Corporate Secretary, effective as of March 18, 2018. Ms. Smith will remain an employee of the Company in order to provide transition services to the Company through September 2018, during which time she will continue to be paid her current salary and to receive Company benefits, including continued vesting of her equity awards in accordance with their terms.

Post-Employment Compensation

We have entered into change of control and severance agreements with our named executive officers that provide for certain specified payments and benefits if a termination of employment occurs under specified circumstances, including following a change of control of our company. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change of control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms of these agreements were determined by our compensation committee, with input from our management team, following a review of analysis prepared by Compensia of relevant market data for other companies with whom we compete for executive talent.

For a summary of the material terms of the change of control and severance agreements and an estimate of the payments and benefits that may be received by our named executive officers under these arrangements, see “—Potential Payments on Termination or Change of Control” below.

Other Compensation Information

Hedging and Pledging Prohibitions

We have an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging any of our securities as collateral for a loan and holding any of our securities in a margin account. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other executive officers to $1 million per executive officer per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our annual meeting of stockholders to be held in 2019, although it could expire earlier in certain circumstances. In approving the amount and form of compensation for our executive officers in the future, we generally will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our compensation committee or its authorized subcommittee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Accounting for Stock-Based Compensation

Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to ensure ongoing alignment of the interests of our executive officers with the long-term interests of our stockholders. For information concerning these guidelines, see the section titled “Board of Directors and Corporate Governance—Stock Ownership Guidelines.”

Compensation “Clawback” Policy

At the recommendation of our compensation committee, in April 2017, the board of directors adopted a policy that gives the board of directors (or any duly authorized committee of the board of directors) discretion to require that any of our company’s executive officers, including the named executive officers, repay incentive-based compensation to our company if a majority of the independent members of the board of directors (or the committee to which it has delegated authority) determines that the executive officer’s gross negligence, intentional misconduct or fraud caused or partially caused our company to materially restate all or a portion of its financial statements on which such compensation was calculated. Such determination must be made within three years of the date of filing of the applicable financial statements. The compensation committee believes that the clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by executive officers. The SEC is expected to adopt regulations requiring national listing exchanges to enact listing standards governing policies providing for the recovery of incentive-based compensation, and the clawback policy will be timely revised and updated to comply with such listing standards.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Square’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee

Mary Meeker (Chair)

Roelof Botha

Paul Deighton

Naveen Rao

Compensation Risk Assessment

Our management team and our compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation programs, policies and practices for all employees, including our named executive officers. We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our named executive officers) participate to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In this review, we considered numerous factors and design elements that enable us to monitor, manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including:

•	a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical performance measures;

•	our practice of awarding long-term incentive compensation in equity awards upon hire to our named executive officers to directly tie his or her expectation of compensation to his or her contributions to the long-term value of our company; and

•	our Insider Trading Policy.

Based on our review, we have concluded that any potential risks arising from our employee compensation programs, policies and practices, including our executive compensation program, are not reasonably likely to have a material adverse effect on Square.

Summary Compensation Table for 2017

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total Compensation ($)
Jack Dorsey	2017	2.75		—		—	—	—	2.75
Chief Executive Officer	2016	1,503		—		—	—	—	1,503
	2015	6,000		—		—	—	—	6,000

Sarah Friar	2017	325,000		—		4,563,693	1,227,352	49,044	6,165,089
Chief Financial Officer	2016	250,000		—		1,555,199	2,004,347	71,651	3,881,197
	2015	246,667		—		—	7,162,260	33,691	7,442,618

Alyssa Henry	2017	325,000		—		4,563,693	1,227,352	2,170	6,118,215
Seller Lead	2016	250,000		25,000	(3)	3,110,398	—	—	3,385,398
	2015	246,667		—		—	—	26,070	272,737

Jacqueline D. Reses	2017	325,000		—		3,042,456	818,234	89,588	4,275,278
Capital Lead and People Lead

Hillary Smith	2017	350,000		100,000	(5)	760,618	204,562	4,418	1,419,598
General Counsel and Corporate Secretary	2016	26,699	(4)	100,000	(5)	7,962,000	—	—	8,088,699

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of RSU awards and option awards calculated in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining the grant date fair value of the RSUs and options reported in this column are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2018.
(2)	Amounts disclosed in this column include the aggregate incremental costs of perquisites and other personal benefits, including, among other things, (i) transportation costs for Ms. Friar of $33,471, $71,501 and $46,534 in 2015, 2016 and 2017, respectively, in connection with Ms. Friar commuting to our principal executive offices in San Francisco, which includes tax gross-up amounts of $14,423, $28,469 and $17,932 in 2015, 2016 and 2017, respectively, (ii) transportation costs for Ms. Reses of $89,588 in connection with Ms. Reses commuting to our principal executive offices in San Francisco, which includes tax gross-up amounts of $41,190, (iii) a tax gross-up of $25,271 in 2015 for the taxes assessed on the 2014 relocation costs related to Ms. Henry’s joining us and relocation to San Francisco and (iv) expense reimbursements for meals, parking costs, gym membership and 401(k) plan matching contributions.
(3)	The amount disclosed represents a discretionary bonus paid in connection with Ms. Henry joining us in May 2014 per Ms. Henry’s offer letter dated March 24, 2014.
(4)	Ms. Smith was hired in December 2016 as our General Counsel and was appointed as our Corporate Secretary in December 2016. Accordingly, Ms. Smith’s reported fiscal year 2016 compensation represents compensation for only that period during which she was employed with us in 2016.
(5)	The amounts disclosed represent discretionary bonuses paid pursuant to Ms. Smith’s offer letter dated October 27, 2016, which provides for a one-time hire-on bonus of $100,000 that was paid in 2016, and an additional one-time hire-on bonus of $100,000 following the one-year anniversary of Ms. Smith’s hire date that was paid in 2017.

Grants of Plan-Based Awards in 2017

The following table sets forth information regarding grants of awards made to our named executive officers during 2017. We did not grant any plan-based cash awards during 2017.

Name	Grant Date	Number of Securities Underlying Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Jack Dorsey	—	—	—	—	—
Sarah Friar	4/19/2017	—	205,683	17.20	1,227,352
	4/19/2017	265,331	—	—	4,563,693
Alyssa Henry	4/19/2017	—	205,683	17.20	1,227,352
	4/19/2017	265,331	—	—	4,563,693
Jacqueline D. Reses	4/19/2017	—	137,122	17.20	818,234
	4/19/2017	176,887	—	—	3,042,456
Hillary Smith	4/19/2017	—	34,281	17.20	204,562
	4/19/2017	44,222	—	—	760,618

(1)	The amounts included in this column represent the aggregate grant date fair value of RSU awards and option awards calculated in accordance with ASC 718. The valuation assumptions used in determining the grant date fair value of the RSUs and options reported in this column are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2018.

Outstanding Equity Awards at 2017 Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2017. See “—Potential Payments on Termination or Change of Control” below for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Option Awards							Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Jack Dorsey	—		—		—	—	—	—	—
Sarah Friar	7/25/2012	(4)	344,246	(5)	—	2.728	7/25/2022	—	—
	5/31/2013	(4)	36,250	(5)	—	2.904	5/31/2023	—	—
	8/27/2013	(4)	494,067	(5)	—	3.334	8/27/2023	—	—
	2/27/2014	(6)	276,668	(7)	—	7.254	2/27/2024	—	—
	2/24/2015	(6)	1,400,000	(8)	—	10.06	2/24/2025	—	—
	4/25/2016	(9)	143,045		200,265	13.59	4/25/2026	—	—
	4/25/2016	(10)	—		—	—	—	71,524	2,479,737
	4/19/2017	(9)	34,280		171,403	17.20	4/18/2027	—	—
	4/19/2017	(11)	—		—	—	—	232,165	8,049,161
Alyssa Henry	5/14/2014	(4)	2,000,000	(12)	—	7.254	5/14/2024	—	—
	4/25/2016	(10)	—		—	—	—	143,047	4,959,439
	4/19/2017	(9)	34,280		171,403	17.20	4/18/2027	—	—
	4/19/2017	(11)	—		—	—	—	232,165	8,049,161

	Option Awards						Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Jacqueline D. Reses	10/21/2015	(13)	—	—	—	—	200,000	6,934,000
	11/18/2015	(4)	812,500	687,500	9.00	11/17/2025	—	—
	4/25/2016	(9)	416,666	583,334	13.59	4/24/2026	—	—
	4/25/2016	(10)	—	—	—	—	45,000	1,560,150
	4/25/2016	(10)	—	—	—	—	66,022	2,288,983
	4/19/2017	(9)	22,853	114,269	17.20	4/18/2027	—	—
	4/19/2017	(11)	—	—	—	—	154,777	5,366,119
Hillary Smith	12/6/2016	(14)	—	—	—	—	450,000	15,601,500
	4/19/2017	(9)	5,713	28,568	17.20	4/18/2027	—	—
	4/19/2017	(11)	—	—	—	—	38,695	1,341,556

(1)	Each of the outstanding equity awards was granted pursuant to our 2009 Stock Plan (the “2009 Plan”) or 2015 Plan.
(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)	This column represents the fair market value of the shares of our common stock underlying the RSUs as of December 31, 2017, based on the closing price of our Class A common stock, as reported on the New York Stock Exchange, of $34.67 per share on December 29, 2017.
(4)	One-fourth of the shares subject to the option vest on the first anniversary of the option’s vesting commencement date and one forty-eighth of the shares vest monthly thereafter, subject to continued service with us.
(5)	All of the shares underlying this option were vested as of December 31, 2017.
(6)	One-fifth of the shares subject to the option vest on the first anniversary of the option’s vesting commencement date and one-sixtieth of the shares vest monthly thereafter, subject to continued service with us.
(7)	The shares underlying the option are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Of the shares underlying this option, 190,593 of the shares were vested as of December 31, 2017.
(8)	The shares underlying the option are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Of the shares underlying this option, 770,000 of the shares were vested as of December 31, 2017.
(9)	One forty-eighth of the shares subject to the option vest monthly from the date of the vesting commencement date, subject to continued service with us.
(10)	Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 25, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter.
(11)	Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 1, 2017, and one-sixteenth of the remaining RSUs vest every three months thereafter.
(12)	The shares underlying the option are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Of the shares underlying this option, 1,791,666 of the shares were vested as of December 31, 2017.
(13)	Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-fourth of the RSUs vested on November 1, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter.

(14)	Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-fourth of the RSUs vested on December 16, 2017, and one-sixteenth of the remaining RSUs vest every three months thereafter.

Option Exercises and Stock Vested in 2017

The following table sets forth the number of shares of common stock acquired during 2017 by our named executive officers upon the exercise of stock options and the value realized upon such exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jack Dorsey	—	—	—	—
Sarah Friar	—	—	61,775	1,529,158
Alyssa Henry	—	—	90,384	2,191,532
Jacqueline D. Reses	—	—	166,518	4,012,251
Hillary Smith	—	—	155,527	5,698,951

(1)	Reflects the aggregate number of shares of Class A common stock underlying the RSU awards that vested in 2017. Of the amount shown for Mses. Friar, Henry, Reses and Smith, 26,225, 40,358, 82,244 and 76,965 shares, respectively, of Class A common stock were either sold or withheld to cover tax withholding obligations upon vesting.
(2)	Calculated by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of common stock on the date of vest, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting. Of the amount shown for Mses. Friar, Henry, Reses and Smith, $730,675, $1,005,883, $2,011,580 and $2,827,510, respectively, represents value of shares sold or withheld to cover tax withholding obligations upon vesting.

Pension Benefits

Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Potential Payments on Termination or Change of Control

Under each change of control and severance agreement, if our named executive officer remains employed by us or any of our subsidiaries through a “triggering event” (as defined in our 2009 Plan), the vesting of any of his or her options (or unvested shares acquired through the early exercise of options) that were outstanding when the change of control and severance agreement was entered into will be accelerated as if he or she had been employed for an additional 12 months following such triggering event.

If our named executive officer’s employment is terminated by us without “cause” or due to his or her death or “disability” (as such terms are defined in his or her change of control and severance agreement), in either case, outside the Change of Control Period (as defined below), he or she will be eligible to receive these payments and benefits if he or she timely signs and does not revoke a release of claims:

•	a lump-sum payment (continuing payments in accordance with regular payroll procedures with respect to Ms. Reses) equal to 75% of annual base salary (as of immediately before his or her termination);

•	a lump-sum payment equal to a pro rata portion of the annual bonus that our named executive officer would have earned for the year of his or her termination if he or she had remained employed until eligible to receive the bonus;

•	a taxable lump-sum payment equal to nine months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage; and

•	if a termination occurs due to death or disability only, fully accelerated vesting and exercisability of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

If, within the three-month period before a change of control until the end of the 12-month period following such change of control (such period, the “Change of Control Period”), our named executive officer’s employment is terminated by us without cause or due to his or her death or disability or our named executive officer resigns for “good reason” (as defined in his or her change of control and severance agreement), our named executive officer will be entitled to these benefits if he or she timely signs and does not revoke a release of claims:

•	a lump-sum payment equal to 100% of his or her annual base salary as of immediately before his or her termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction), or, if such amount is greater, as of immediately before the change of control;

•	a lump-sum payment equal to 100% of his or her target annual bonus (for the year of his or her termination);

•	a taxable lump-sum payment equal to 12 months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage; and

•	100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.

In addition, if any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to our named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer. The change of control and severance agreements do not require us to provide any tax gross-up payments to our named executive officers.

The following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination or a change of control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on the last business day of 2017.

Name	Termination Without Cause Outside Change of Control Period		Termination by Death or Disability	Termination Without Cause or Termination for Good Reason Within Change of Control Period
	Cash Compensation ($)(1)	Health Care Benefits ($)(2)	Acceleration of Equity Vesting ($)(3)(4)	Cash Compensation ($)(5)	Health Care Benefits ($)(6)	Acceleration of Equity Vesting ($)(4)(7)
Jack Dorsey	2.06	4,905	—	2.75	6,540	—
Sarah Friar	262,500	—	35,609,026	350,000	—	35,609,026
Alyssa Henry	262,500	18,173	21,714,695	350,000	24,231	21,714,695
Jacqueline D. Reses	262,500	18,173	48,090,336	350,000	24,231	48,090,336
Hillary Smith	262,500	12,519	17,442,139	350,000	16,692	17,442,139

(1)	Cash compensation consists of a lump-sum payment (continuing payments in accordance with regular payroll procedures with respect to Ms. Reses) equal to 75% of annual base salary (as of immediately before his or her termination) and a lump-sum payment equal to a pro rata portion of the annual bonus that our named executive officer would have earned for the year of his or her termination if he or she had remained employed until eligible to receive the bonus at December 31, 2017.
(2)	Health care benefits consist of a taxable lump-sum payment equal to nine months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage.
(3)	Acceleration of equity vesting occurs only in the event of a termination due to death or disability. Fully accelerated vesting and exercisability of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.
(4)	For each named executive officer, the estimated benefit amount of unvested RSUs was calculated by multiplying the number of unvested RSUs by the closing price of our Class A common stock on December 29, 2017, which was $34.67. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable named executive officer by the difference between the exercise price of the option and the closing price of our Class A common stock on December 29, 2017, which was $34.67.
(5)	Cash compensation consists of a lump-sum payment equal to 100% of each named executive officer’s annual base salary as of immediately before his or her termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction), or, if such amount is greater, as of immediately before the change of control, and a lump-sum payment equal to 100% of his or her target bonus for the year ended December 31, 2017.
(6)	Health care benefits consist of a taxable lump-sum payment equal to 12 months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage.
(7)	For each named executive officer, 100% accelerated vesting of all outstanding equity awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2017. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	Class A(2)	25,971,958	$12.21	53,457,537	(4)
	Class B(3)	42,615,658	$ 8.25	0
Equity compensation plans not approved by stockholders	—	—	—	—
Total	Class A and Class B	68,587,616	$ 8.67	53,457,537

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price, or any rights granted under our 2015 Employee Stock Purchase Plan, as amended and restated (the “ESPP”).
(2)	Includes the following plans: our 2015 Plan and our ESPP. Our 2015 Plan provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 40,000,000 shares, (ii) 5% of the outstanding shares of all classes of our capital stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 8,400,000 shares, (ii) 1% of the outstanding shares of all classes of our capital stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2018, the number of shares of Class A common stock available for issuance under our 2015 Plan and our ESPP increased by 19,742,749 shares and 3,951,940 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	Includes the following plan: our 2009 Plan.
(4)	Consists of 7,672,022 shares of Class A common stock available under our ESPP, including shares subject to outstanding rights that were under offering periods in progress as of December 31, 2017, and 45,785,515 shares of Class A common stock available under our 2015 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 287,921,742 shares of our Class A common stock and 112,462,337 shares of our Class B common stock outstanding as of March 31, 2018. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2018 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
Entities affiliated with Sequoia Capital(1)	899,976	*	15,728,310	13.99%	11.20%
Khosla Ventures III, LP(2)	3,245,778	1.13%	9,157,780	8.14%	6.71%
The Vanguard Group(3)	24,906,056	8.65%	—	*	1.76%
FMR LLC(4)	20,531,293	7.13%	—	*	1.45%
Capital World Investors(5)	14,699,830	5.11%	—	*	1.04%

Named Executive Officers and Directors:
Jack Dorsey(6)	—	*	63,189,272	56.19%	44.73%
Sarah Friar(7)	317,033	*	3,439,200	3.06%	2.46%
Alyssa Henry(8)	171,028	*	2,000,000	1.78%	1.43%
Jacqueline D. Reses(9)	1,704,520	*	25,000	*	*
Hillary Smith(10)	9,284	*	—	*	*
Roelof Botha(11)	934,496	*	15,728,310	13.99%	11.20%
Paul Deighton	29,626	*	—	*	*
Randall Garutti	—	*	—	*	*
James McKelvey(12)	57,572	*	20,247,347	18.00%	14.34%

	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
Mary Meeker(13)	3,148,119	1.09%	—	*	*
Anna Patterson	—	*	—	*	*
Naveen Rao	—	*	—	*	*
Ruth Simmons(14)	33,872	*	38,000	*	*
Lawrence Summers(15)	27,382	*	523,893	*	*
David Viniar(16)	43,162	*	344,450	*	*
All current executive officers and directors as a group (15 persons)(17)	6,482,529	2.25%	105,567,764	93.87%	75.20%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
+	Options to purchase shares of our Class B common stock included in this table may be early exercisable. To the extent such shares have not yet vested as of a given date, such shares will remain subject to repurchase by us at the original purchase price. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.
(1)	According to a Schedule 13G/A filed on February 14, 2018, the shares consist of (i) 899,976 shares of Class A common stock held of record by Sequoia Capital U.S. Venture 2010-Seed Fund, L.P. (“SC USV 2010-Seed”), (ii) 13,899,110 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Fund, L.P. (“SC USV 2010”), (iii) 308,270 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Partners Fund, L.P. (“SC USV 2010 PF”) and (iv) 1,520,930 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. (“SC USV 2010 PFQ”) (collectively, the “SC 2010 Funds”). SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P., which is the general partner of each of the SC 2010 Funds. Roelof F. Botha, one of our directors, is a Director of SC US (TTGP), Ltd. Mr. Botha disclaims beneficial ownership of the securities held by the SC 2010 Funds. The address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(2)	According to a Schedule 13G/A filed on February 12, 2018, the shares consist of 3,245,778 shares of Class A common stock held by VK Services, LLC (“VK Services”) and 9,157,780 shares of Class B common stock held by Khosla Ventures III, LP (“KV III”). The general partner of KV III is Khosla Ventures Associates III, LLC (“KVA III”). VK Services is the manager of KVA III. Vinod Khosla is the managing member of VK Services. Each of KVA III, VK Services and Vinod Khosla may be deemed to possess power to direct the voting and disposition of the shares owned by KV III, and each of KVA III, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such shares. The address of each of these entities is 2128 Sand Hill Road, Menlo Park, CA 94025.
(3)	Based solely on a Schedule 13G/A, filed on February 12, 2018, reporting beneficial ownership as of December 31, 2017, with sole dispositive power over 24,670,797 shares of Class A common stock, sole voting power over 198,022 shares of Class A common stock, shared dispositive power over 235,259 shares of Class A Common Stock, and shared voting power over 51,037 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based solely on a Schedule 13G/A, filed on February 13, 2018, reporting beneficial ownership as of December 31, 2017, with sole dispositive power over 20,531,293 shares of Class A common stock and sole voting power over 7,232,252 shares of Class A common stock. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)	Based solely on a Schedule 13G/A filed on February 14, 2018 by Capital World Investors. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(6)	Consists of (i) 55,436,446 shares of Class B common stock held of record by the Jack Dorsey Revocable Trust u/a/d 12/8/10, for which Mr. Dorsey serves as trustee, and (ii) 7,752,826 shares of Class B common stock held of record by the Jack Dorsey Remainder Trust u/a/d 6/23/10, for which Mr. Dorsey serves as trustee.

(7)	Consists of (i) 66,696 shares of Class A common stock held of record by Ms. Friar, (ii) 548,453 shares of Class B common stock held of record by The Sarah Friar 2015 GRAT, dated August 6, 2015, for which Ms. Friar serves as a trustee, (iii) 339,516 shares of Class B common stock held of record by David Riley and Sarah Friar Revocable Trust dated August 11, 2006, for which Ms. Friar serves as a trustee, (iv) 234,512 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2018, of which 211,637 are vested as of such date, (v) 2,551,231 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018, of which all shares are vested and unexercised as of such date, and (vi) 15,825 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.
(8)	Consists of (i) 92,657 shares of Class A common stock held of record by Ms. Henry, (ii) 2,000,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018, of which 1,916,666 shares are vested as of such date, (iii) 55,705 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2018, of which 47,135 shares are vested as of such date, and (iv) 22,666 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.
(9)	Consists of (i) 176,124 shares of Class A common stock held of record by Ms. Reses, (ii) 1,526,720 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2018, of which 1,416,839 are vested as of such date, (iii) 25,000 shares of Class B common stock subject to RSUs that vest within 60 days of March 31, 2018 and (iv) 16,676 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.
(10)	Consists of (i) 9,284 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2018, of which 7,856 shares are vested as of such date.
(11)	Consists of (i) 34,241 shares of Class A common stock held of record by Mr. Botha, (ii) 279 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018 and (iii) the shares listed in footnote (1) above. Mr. Botha is a director and stockholder of SC US (TTGP) Ltd., who shares voting and dispositive power over the shares held by the SC 2010 Funds.
(12)	Consists of (i) 57,369 shares of Class A common stock and 2,000,000 shares of Class B common stock held of record by Mr. McKelvey, (ii) 18,247,347 shares of Class B common stock held of record by the James McKelvey, Jr. Revocable Trust dated July 2, 2014, for which Mr. McKelvey serves as trustee, and (iii) 203 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.
(13)	Consists of (i) 230,050 shares of Class A common stock held of record by Ms. Meeker, (ii) 279 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018, (iii) 37,250 shares of Class A common stock held of record by KPCB DGF Associates, LLC and (iv) 2,880,540 shares of Class A common stock held in the name of KPCB Holdings, Inc., as nominee, for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (together, the “DGF Funds”) and KPCB sFund, LLC (“sFund”). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker are managing members of KPCB DGF Associates, LLC, the managing member of the DGF Funds, and share voting and dispositive power over the shares held for the account of the DGF Funds. John Doerr, Ted Schlein, Brook Byers and Bing Gordon are managing members of KPCB sFund Associates, LLC, the managing member of sFund and, therefore, share voting and dispositive power over the shares held by sFund. The address of each of these entities is 2750 Sand Hill Road, Menlo Park, CA 94025.
(14)	Consists of (i) 33,618 shares of Class A common stock held of record by Dr. Simmons, (ii) 38,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018, all of which are vested as of such date, and (iii) 254 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.
(15)	Consists of (i) 27,382 shares of Class A common stock and 201,019 shares of Class B common stock held of record by the LHS 2017 Qualified Annuity Trust—Square, for which Dr. Summers serves as trustee, and (iii) 322,874 shares of Class B common stock held of record by the LHS 2016 Qualified Annuity Trust—Square, for which Dr. Summers serves as trustee.
(16)	Consists of (i) 42,845 shares of Class A common stock and 17,500 shares of Class B common stock held of record by Mr. Viniar, (ii) 326,950 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018, all of which shares are vested as of such date, and (iii) 317 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.

(17)	Consists of (i) 4,619,041 shares of Class A common stock and 100,594,291 shares of Class B common stock beneficially owned by our current executive officers and directors, (ii) 1,816,937 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2018, of which 1,675,611 are vested as of such date, (iii) 4,948,473 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2018, of which 4,167,217 are vested as of such date, (iv) 25,000 shares of Class B common stock subject to RSUs that vest within 60 days of March 31, 2018 and (v) 46,551 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2018.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Dorsey, our CEO.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (determined as described below, and other than our CEO) was $152,265; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $2.75.

Based on this information, for 2017, the annual total compensation of our CEO was less than 0.0001 times that of the median of the annual total compensation for all employees. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2017, our employee population consisted of 2,338 individuals working at our parent company and consolidated subsidiaries (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 27, 2018 (our “Annual Report”)), with approximately 2,253 of these individuals located in the U. S. and Canada (approximately 2,180 in the U. S. and 73 in Canada). This population consisted of our full-time employees. As noted below, it did not include independent contractors. We did not retain or engage any part-time employees, temporary workers or similar workers as of December 31, 2017.
2.	We have chosen to exclude the approximately 85 employees located outside of the U.S. and Canada (30 in Australia, 28 in Japan, 15 in the United Kingdom, 10 in Ireland and 2 in France) from the determination of the “median employee,” given the small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information. In total, we excluded less than 5% of our non-U.S. workforce from the identification of the “median employee,” as permitted by SEC rules.
3.	To identify the “median employee” from our U.S. and Canada employee population, we combined the actual salary, bonus, commissions and other taxable benefits (other than related to equity awards and our ESPP) as reflected in our payroll records as reported to the Canada Revenue Agency on Form T4 and the Internal Revenue Service on Form W-2 for 2017 and the match paid to our U.S employees under our 401(k) Plan, along with the aggregate grant date fair value of equity awards granted to employees in 2017.
4.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”
5.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $152,265.
6.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total Compensation” column of our 2017 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Twitter

Jack Dorsey, our President, Chief Executive Officer and the chairman of our board of directors, also serves as a director and Chief Executive Officer of Twitter, Inc. During the year ended December 31, 2017, we paid Twitter, Inc. approximately $280,000 in the aggregate for marketing and advertising services.

Yik Yak

As disclosed in our proxy statement for our 2017 annual meeting of stockholders, in April 2017, we entered into a release agreement with Yik Yak, Inc. (“Yik Yak”) pursuant to which we entered into employment agreements with several of Yik Yak’s employees and acquired a non-exclusive license to certain intellectual property of Yik Yak for a total purchase price of $1 million (the “Yik Yak Transaction”). Yik Yak’s stockholders included certain entities affiliated with Sequoia Capital, which owned equity securities in Yik Yak representing a greater than 10% ownership interest. Roelof Botha, a member of our board of directors, is also a director and stockholder of SC US (TTGP), Ltd., which is the ultimate general partner of both the entities affiliated with Sequoia Capital that owned equity securities of Yik Yak and the entities affiliated with Sequoia Capital that own equity securities of the Company. As a result, Mr. Botha and SC US (TTGP), Ltd. may be deemed to have an indirect material interest in the Yik Yak Transaction. Our audit and risk committee reviewed and approved the Yik Yak Transaction pursuant to our related person transactions policy.

Eventbrite

In August 2017, we invested $25 million (the “Investment”) in Eventbrite, Inc. (“Eventbrite”), and in conjunction with the Investment, we entered into an agreement with Eventbrite specifying terms under which we would provide managed payment services to Eventbrite and its customers (the “Agreement,” and together with the Investment, the “Eventbrite Transactions”). Eventbrite’s stockholders include certain entities affiliated with Sequoia Capital, which own equity securities in Eventbrite representing a greater than 10% ownership interest. Mr. Botha, a member of our board of directors, is also a director of Eventbrite and a director and stockholder of SC US (TTGP), Ltd., which is the ultimate general partner of the entities affiliated with Sequoia Capital that own equity securities of Eventbrite and the entities affiliated with Sequoia Capital that own equity securities of the Company. As a result, Mr. Botha and SC US (TTGP), Ltd. may be deemed to have an indirect material interest in the Eventbrite Transactions. Our audit and risk committee reviewed and approved the Eventbrite Transactions pursuant to our related person transactions policy.

Weebly

In April 2018, we entered into a definitive agreement to acquire Weebly, Inc. (“Weebly”) for a total consideration of $265 million of cash and stock, subject to adjustments (the “Weebly Acquisition”). Weebly’s stockholders include certain entities affiliated with Sequoia Capital, which own equity securities in Weebly representing a greater than 20% ownership interest. Mr. Botha, a member of our board of directors, is also a director of Weebly and a director and stockholder of SC US (TTGP), Ltd., which is the ultimate general partner of the entities affiliated with Sequoia Capital that own equity securities of Weebly and the entities affiliated with Sequoia Capital that own equity securities of the Company. As a result of the Weebly Acquisition, upon closing, these entities affiliated with Sequoia Capital will receive approximately $91 million of cash and stock from the overall purchase price. Our audit and risk committee reviewed and approved the Weebly Acquisition pursuant to our related person transactions policy.

Shake Shack

In September 2017, we entered into an enterprise services agreement (the “Enterprise Agreement”) with Shake Shack Enterprises, LLC, a subsidiary of Shake Shack Inc. (“Shake Shack”), pursuant to which we will be the payment processor for a test of self-service kiosks installed at certain Shake Shack locations. Additionally, Caviar, our food-ordering platform, has partnered with Shack Shack for delivery services in a number of cities (the “Caviar Services,” and together with the “Enterprise Agreement,” the “Shake Shack Transactions”). Randy Garutti, a member of our board of directors, is also a director and Chief Executive Officer of Shake Shack. As a result, Mr. Garutti may be deemed to have an indirect material interest in the Shake Shack Transactions. Our audit and risk committee reviewed and approved the Shake Shack Transactions pursuant to our related person transactions policy.

Other Transactions

We have entered into change of control and severance agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. See the section titled “Executive Compensation—Potential Payments on Termination or Change of Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit and risk committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit and risk committee provides that our audit and risk committee shall review and approve any related party transaction.

We have a formal written policy providing that our audit and risk committee must approve or ratify any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest. In approving or rejecting any such transaction, our audit and risk committee is to consider the relevant facts and circumstances available and deemed relevant to our audit and risk committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether such transaction would impair the independence of an outside director, whether such transaction would present an improper conflict of interest for any director or executive officer of our company and the extent of the related person’s interest in the transaction. Any member of the audit and risk committee who has an interest in a potential related party transaction under discussion will abstain from voting on the approval of such transaction. If a related party transaction will be ongoing, the audit and risk committee may establish guidelines for us to follow in our ongoing dealings with the related party.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to the following: the failures to timely file (i) a Form 4 for Ruth Simmons (filed with the SEC on October 5, 2017), (ii) a Form 4 for Naveen Rao (filed with the SEC on September 21, 2017), (iii) a Form 4 for Jim McKelvey (filed with the SEC on July 10, 2017) and (iv) a Form 3 for Jacqueline D. Reses (filed with the SEC on March 7, 2017, as subsequently amended).

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2017 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://squareup.com/about/investors and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Square, Inc., Attention: Investor Relations, 1455 Market Street, Suite 600, San Francisco, California 94103.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 27, 2018

SQUARE, INC. 1455 MARKET STREET, SUITE 600 SAN FRANCISCO, CA 94103

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SQ2018

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the web site.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44956-P06252                    KEEP THIS PORTION FOR YOUR RECORDS

– — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SQUARE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following Class III nominees:
1.	Election of Directors	☐	☐	☐

Nominees:

01) Randy Garutti
02) Mary Meeker
03) Naveen Rao
04) Lawrence Summers

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.					☐	☐	☐

3.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2018.					☐	☐	☐

NOTE: The proxy holders will vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E44957-P06252

SQUARE, INC.

Annual Meeting of Stockholders

June 19, 2018 8:00 AM PDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack Dorsey, Sarah Friar and Sivan Whiteley, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SQUARE, INC. that the stockholder(s) is/are entitled to vote at the annual meeting of stockholders to be held at 8:00 AM PDT on June 19, 2018, at www.virtualshareholdermeeting.com/SQ2018, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side